Exhibit (d)(2)

September 29, 2014

PERSONAL AND CONFIDENTIAL

Francisco Partners III, LP

One Letterman Drive

Building C – Suite 410

San Francisco, CA 94129

Attention: Andrew Kowal

Ladies and Gentlemen:

In connection with Francisco Partners III, L.P.’s (“you” or “your”) consideration of a possible negotiated transaction between you and Procera Networks, Inc. and/or its subsidiaries or affiliates (collectively with such subsidiaries or affiliates, “Procera” or the “Company”), the Company is prepared to make available to you certain non-public information concerning the business, operations and assets of the Company. As a condition to such information being furnished to you and your present or prospective affiliates and your and their directors, officers, employees, agents, partners, potential financing sources, potential co-investors, advisors (including without limitation, attorneys, accountants, consultants, bankers and financial advisors), and their representatives (collectively, “Representatives”), you agree to treat any non-public information concerning the Company (whether prepared by the Company, its advisors or otherwise and irrespective of the form of communication) which is furnished to you or to your Representatives by or on behalf of the Company (herein collectively referred to as the “Evaluation Material”) in accordance with the provisions of this letter agreement. Your “Representatives” shall be further defined to mean only those of your Representatives to whom the Evaluation Material is hereafter provided.

The term “Evaluation Material” shall be deemed to include all notes, analyses, compilations, studies, interpretations or other documents prepared by you or your Representatives which contain, reflect or are based upon, in whole or in part, the information furnished to you or your Representatives pursuant hereto. The term “Evaluation Material” does not include information which (i) is or becomes generally available to participants in the Company’s industry or to the public other than as a result of a disclosure by you or your Representatives in breach of this letter agreement, (ii) was within your or your Representatives’ possession prior to its being furnished to you or your Representatives by or on behalf of the Company pursuant hereto, as evidenced by your written records, (iii) becomes available to you or your Representatives on a non-confidential basis from a source other than the Company or any of its Representatives; provided that with respect to clauses (ii) and (iii) above, the source of such information was not known by you to be bound by a confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the Company or any other party with respect to such information, or (iv) is independently developed by or for you or your Representatives without access or use of, or reference to, the Evaluation Material.

You hereby agree that you and your Representatives shall use the Evaluation Material solely for the purpose of evaluating a possible transaction negotiated between the Company and you. You further agree that the Evaluation Material will be kept confidential and that you and your Representatives will not disclose any of the Evaluation Material in any manner whatsoever; provided, however, that (i) you may make any disclosure of such information to which the Company gives its prior written consent and (ii) any such information may be disclosed to your Representatives who reasonably need to know such information for the purpose of evaluating a possible transaction negotiated between the Company and you and who have an existing fiduciary, contractual or other duty to you to maintain the Evaluation Material in a manner substantially similar to this letter agreement. In any event, you shall be responsible for any breach of the terms of this letter agreement applicable to your Representatives by any of your Representatives.

You acknowledge that you are aware that the United States securities laws may prohibit any person who has received material, non-public information regarding the Company or its securities from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

In addition, you agree that, without the prior written consent of the Company, you and your Representatives will not disclose to any person the fact that the Evaluation Material has been made available to you, that discussions or negotiations are taking place concerning a possible transaction involving the Company or any of the terms, conditions or other facts with respect thereto (including the status thereof), unless such disclosure is required by law and then only with as much prior written notice to the Company as is practical under the circumstances and with such disclosure limited only to the extent required by law. In respect thereof, without your prior written consent, except as required by applicable law, rule or regulation, the Company will not, and will direct its representatives not to, disclose to any person either the fact that you or your Representatives have requested or received the Evaluation Material, that any investigations, discussions or negotiations are taking place concerning the possible transaction between you and the Company or any of the terms, conditions or other facts with respect to any such possible transaction, including the status thereof. You further agree not to contact (except for the contacts made in the ordinary course of the business) any employees of the Company regarding the possible transaction or the Evaluation Material without the Company’s prior written consent. For the purposes of this letter agreement, introduction and communication with employees of the Company in connection with the consideration of a possible transaction negotiated between you and the Company shall suffice as consent. The term “person” as used in this letter agreement shall be broadly interpreted to include the media and any corporation, partnership, group, individual or other entity.

Notwithstanding anything herein to the contrary and in order to comply with Internal Revenue Service Regulations, you and the Company (and each affiliate and person acting on behalf of any such party) agree that each party to a transaction contemplated hereby (and each employee, representative, and other agent of such party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to such party or such person relating to such tax treatment and tax structure. This authorization is not intended to permit disclosure of any other information including (without limitation) (i) any portion of any materials to the extent not related to the tax treatment or tax structure of the transaction, (ii) the identities of participants or potential participants in the transaction, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the tax treatment or tax structure of the transaction), or (v) any other term or detail not relevant to the tax treatment or the tax structure of the transaction.

In the event that you or any of your Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material, you shall provide the Company with prompt written notice, where legally permissible, of any such request or requirement so that the Company may seek (at the Company’s sole cost and expense) a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement. In the event that such protective order or other remedy is not obtained within a reasonable amount of time, or that the Company waives compliance with the provisions hereof, you agree to (i) furnish only that portion of the Evaluation Material for which the Company has waived compliance or for which you are advised in writing by counsel is legally required and (ii) exercise reasonable efforts (at the Company’s sole cost and expense) to obtain assurance that the Evaluation Material will be accorded such confidential treatment. Notwithstanding the foregoing any such information may be disclosed by you and your Representatives when pursuant to an ordinary course examination by a regulator, bank examiner or self-regulatory organization, not specifically directed at the Company, the possible transaction or the Evaluation Material.

At any time upon the written request of the Company for any reason, you will and will direct your Representatives to promptly (at your option) destroy or deliver to the Company all documents (and all copies thereof) furnished to you or your Representatives by or on behalf of the Company pursuant hereto. In the event of such a request, all other Evaluation Material prepared by you or your Representatives shall be destroyed and no copy thereof shall be retained. You shall promptly confirm to the Company the destruction or delivery of the Evaluation Material in writing. Notwithstanding the foregoing, you and your Representatives may retain copies of the Evaluation Material in accordance with (i) applicable law, rule and regulation and (ii) your and your Representatives’ respective bona fide document retention and disaster recovery policies and procedures. Notwithstanding the return or destruction of the Evaluation Material, you and your Representatives will continue to be bound by your obligations of confidentiality and other obligations hereunder.

The Company retains the right to determine, in its discretion, what information, properties, personnel and other Evaluation Material the Company will make available to you. Although the Company has endeavored to include in the Evaluation Material information which the Company believes to be relevant for the purpose of your evaluation of a possible transaction negotiated between you and the Company, you acknowledge that neither the Company nor any of its Representatives makes any express or implied representation or warranty as to the accuracy or completeness of the Evaluation Material. You agree that neither the Company nor any of its Representatives shall have any liability to you or to any of your Representatives relating to or resulting from the use of the Evaluation Material. You also agree that you are not entitled to rely on the accuracy or completeness of the Evaluation Material and that you will be entitled to rely solely on such representations and warranties as may be included in any definitive agreement with respect to a transaction between the Company and you, subject to such limitations and restrictions as may be contained therein. You further agree that, if you determine to engage in a transaction with the Company, your determination will be based solely on the terms of such definitive agreement and on your own investigation, analysis and assessment of the Company and the transaction.

In consideration of the Evaluation Material being furnished to you, you agree that, for a period of 18 months from the date of this letter agreement, unless specifically invited in writing by the Company in advance, you and your affiliates who are acting on your behalf, or on behalf of other persons acting in concert with you, will not (and you will direct your affiliates who are acting on your behalf or on behalf of other persons acting in concert with you not to), directly or indirectly, except in connection with a transaction negotiated between you and the Company, as contemplated in this letter agreement:

(a) acquire or offer to acquire, seek, propose or agree to acquire, by means of a purchase, tender or exchange offer, merger, business combination or in any other manner, beneficial ownership of the Company (or any of its securities) or of any material assets thereof, including, in each case, any rights or options to acquire such ownership (including from any third person);

(b) make any public disclosure, or take any action (including making any non-public communication to the Company) which could require the Company to make any public disclosure, with respect to any of the matters set forth in this letter agreement unless you reasonably believe such disclosure is required by applicable law or regulation;

(c) seek to advise or influence any person or entity with respect to the voting of, or grant of consents with respect to, any voting securities of the Company;

(d) enter into any agreement, arrangement or other understanding, whether written or oral, with any potential financing source or sources that may reasonably be expected to require such financing source or sources to provide financing to you for a possible transaction involving the Company on an exclusive basis;

(e) advise, assist or encourage, or join with, any other persons (other than your Representatives) in connection with any of the foregoing; or

(f) agree to take any of the actions referred to in clauses (a) through (e).

You also agree that, during such 18-month period, you and your Representatives will not (and you will direct your Representatives who are acting on your behalf or on behalf of other persons acting in concert with you not to), directly or indirectly, request that the Company or any of its Representatives, directly or indirectly, amend, waive or terminate any provision of the foregoing paragraph or this paragraph (including this sentence).

Notwithstanding anything to the contrary herein, nothing in this letter agreement shall prohibit you or your affiliated funds from (i) purchasing any debt securities of the Company and/or up to an aggregate of 5% of any class of equity securities of the Company, (ii) disposing of any securities of the Company covered by this letter agreement which you currently hold or may hereafter acquire, subject to adherence to applicable securities laws regarding use of material non-public information, or (iii) acting as a financing source to any third party that has executed an confidentiality agreement with the Company. Furthermore, your obligations under the two prior paragraphs shall terminate immediately (and without further action by any party hereto) if (a) any person or group of persons shall have acquired or entered into a definitive agreement to acquire more than 30% of any class of the equity securities of the Company or its subsidiaries or assets of the Company or its subsidiaries representing more than 30% of the consolidated earning power of the Company and its subsidiaries, (b) any person or group of persons commences a tender offer or exchange offer for any class of then outstanding voting securities of the Company or its subsidiaries and the

Board of Directors of the Company either accepts such offer or fails to recommend that its stockholders reject such offer within 10 business days from the date of commencement of such offer, or (c) the Company makes an assignment for the benefit of creditors or commences any proceeding under any bankruptcy law or any bankruptcy proceeding is commenced against the Company that is not dismissed within 90 days.

In consideration of the Evaluation Material being furnished to you, you agree that, without the prior written consent of the Company, for a period of 18 months from the date hereof you will not, directly or indirectly, (i) solicit any management-level employee whom you know or have a reasonable basis to know is a management-level employee of the Company; or (ii) solicit for employment or employ any management-level person employed by the Company with whom you had contact or who became known to you during your evaluation of the Company. Notwithstanding anything herein to the contrary, the prohibitions set forth in this section shall (Y) only restrict your solicitation or hiring of those persons first introduced to you in the course of pursuing the possible transaction and (Z) not prevent you from hiring any person who (a) is presented to you by a professional placement agency, (b) contacts you in response to your employment advertisement in generally circulated media or (c) contacts you on his/her own initiative for the purpose of seeking employment with you, in each case without any direct or indirect solicitation by or encouragement from you.

The Company acknowledges that (i) you and your affiliates are engaged in the business of private equity investing and may from time to time invest in entities that develop and utilize technologies, products or services that are similar to or competitive with those of the Company, and (ii) except insofar as this letter agreement restricts the disclosure of the Evaluation Material, this letter agreement shall not prevent you or your affiliates from (a) engaging in or operating any business, (b) entering into any agreement or business relationship with any third party, or (c) evaluating or engaging in investment discussions with, or investing in, any third party, whether or not competitive with the Company or its affiliates.

YOU ACKNOWLEDGE AND AGREE THAT INFORMATION DISCLOSED UNDER THIS LETTER AGREEMENT IS DELIVERED “AS IS,” WITH ALL FAULTS, AND THAT ALL REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OR CONDITIONS FOR FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, TITLE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS ARE DISCLAIMED. YOU FURTHER ACKNOWLEDGE AND AGREE THAT ONLY THOSE REPRESENTATIONS AND WARRANTIES THAT MAY BE MADE TO YOU OR YOUR AFFILIATES IN A DEFINITIVE WRITTEN AGREEMENT WITH RESPECT TO A TRANSACTION, WHEN, AS, AND IF EXECUTED, AND SUBJECT TO SUCH LIMITATIONS AND RESTRICTIONS AS MAY BE SPECIFIED THEREIN, SHALL HAVE ANY LEGAL EFFECT.

You agree that unless and until a definitive agreement regarding a transaction between the Company and you has been executed, neither the Company nor you will be under any legal obligation of any kind whatsoever with respect to such a transaction by virtue of this letter agreement except for the matters specifically agreed to herein and you hereby waive, in advance, any claims (including breach of contract) in connection with any possible transaction with the Company unless and until you shall have entered into a final definitive agreement. You acknowledge and agree that your determination to engage in a transaction with the Company, if any, will be based solely on the terms of such a definitive written agreement and on your own investigation, analysis, and assessment of the Company and its affiliates. You further acknowledge and agree that the Company reserves the right, in its sole discretion, to reject any and all proposals made by you or any of your Representatives with regard to a transaction between the Company and you, and to terminate discussions and negotiations with you at any time.

The Company reserves the right to assign all of its rights, powers and privileges under this letter agreement, including without limitation, the right to enforce all of the terms of this letter agreement.

It is understood and agreed that no failure or delay by the Company in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder.

It is further understood and agreed that money damages may not be a sufficient remedy for any breach of this letter agreement by you or any of your Representatives and that the Company shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach by you of this letter agreement, but shall be in addition to all other remedies available at law or equity to the Company. In the event of any litigation regarding or arising from this letter agreement, the prevailing party, as determined by a court of competent jurisdiction in a final, non-appealable order, shall be entitled to recover from the non-prevailing party its reasonable out-of-pocket expenses, attorneys’ fees and costs incurred therein or in the enforcement or collection of any judgment or award rendered therein.

The terms and provisions of this letter agreement are solely for the benefit of the Company, you and the respective successors, assigns, heirs and personal representatives of the Company and you, and that no other person shall acquire or have any right by virtue of this letter agreement. This letter agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to such state’s principles of conflicts of laws.

This letter agreement may be waived, amended or modified only by an instrument in writing signed by the party against which such waiver, amendment or modification is sought to be enforced.

This letter agreement, and all obligations herein, shall terminate at the earlier to occur of (i) two (2) years from the date hereof or (ii) the consummation of a definitive agreement between you and the Company with respect to the possible transaction.

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Please confirm your agreement with the foregoing by signing and returning one copy of this letter to the undersigned, whereupon this letter agreement shall become a binding agreement between you and the Company.

Very truly yours,

Procera Networks, Inc.

By:	/s/ Charles Constanti
Name:	Charles Constanti
Title:	Vice President and Chief Financial Officer

Accepted and agreed as of the date first written above:

FRANCISCO PARTNERS III, L.P.

By:	FRANCISCO PARTNERS GP III, L.P. its General Partner

By:	FRANCISCO PARTNERS GP III MANAGEMENT, LLC its General Partner

By:	/s/ Kristen Buppert
Name:	Kristen Buppert
Title:	Senior Counsel